                                                                    EXHIBIT 11.1


                             WALL DATA INCORPORATED
                        COMPUTATION OF EARNINGS PER SHARE


                                                         YEAR ENDED DECEMBER 31,
                                               -------------------------------------------
                                                  1997            1996            1995
                                               -----------     -----------     -----------
BASIC
Total weighted average shares outstanding        9,245,286       9,058,380       9,223,949
                                                ==========      ==========     ===========
Net income                                      $2,251,000      $4,193,000     $ 7,251,000
                                                ==========      ==========     ===========
Net income per share                            $     0.24      $     0.46     $      0.79
                                                ==========      ==========     ===========

DILUTED
Average shares outstanding                       9,245,286       9,058,380       9,223,949
Net effect of dilutive stock options based
  on the treasury stock method using the
  average market price                             640,791         662,244         803,083
                                                ----------      ----------     -----------
Total weighted average shares outstanding        9,886,077       9,720,624      10,027,032
                                                ==========      ==========     ===========
Net income                                      $2,251,000      $4,193,000     $ 7,251,000
                                                ==========      ==========     ===========
Net income per share                            $     0.23      $     0.43     $      0.72
                                                ==========      ==========     ===========